UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
____________________

Date of report (Date of earliest event reported): June 17, 2008

Applied DNA Sciences, Inc
(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	002-90539 (Commission File Number)	59-2262718 (IRS Employer Identification No.)

25 Health Sciences Drive, Suite 113
Stony Brook, New York 11790
(Address of Principal Executive Offices) (Zip Code)

631-444- 8090
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure or Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           2005 Incentive Stock Plan.  On June 17, 2008, the Board of Directors of Applied DNA Sciences, Inc. (the “Company”) unanimously adopted an amendment to the Company’s 2005 Incentive Stock Plan (the “2005 Plan”) that will increase the total number of shares of the Company’s common stock issuable pursuant to the 2005 Plan from a total of 20,000,000 shares to a total of 100,000,000 shares.  The effectiveness of the share increase amendment is subject to approval by the Company’s stockholders at the 2008 annual meeting of stockholders.

Equity Award Grants. On June 17, 2008, the Board of Directors of the Company granted nonstatutory stock options under the 2005 Plan to certain key employees of the Company, including our named executive officers (“NEOs”).

The Company will enter into an Employee Nonstatutory Stock Option Agreement with each of the following NEOs:

Name	Award Type	Number of Awards	Exercise Price	Award Plan
James A. Hayward	Nonstatutory Stock Options	17,000,000	$0.11	2005 Incentive Stock Plan
Kurt H. Jensen	Nonstatutory Stock Options	5,000,000	$0.11	2005 Incentive Stock Plan
Ming-Hwa Liang	Nonstatutory Stock Options	7,000,000	$0.11	2005 Incentive Stock Plan

The options granted to the NEOs vested with respect to 25% of the underlying shares on the date of grant, and the remaining will vest ratably each anniversary thereafter until fully vested on the third anniversary of the date of grant.  The exercise of the stock options by the NEOs is subject to stockholder approval of the share increase amendment by the Company’s stockholders at the 2008 annual meeting of stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied DNA Sciences, Inc.
(Registrant)

By:	/s/ James A. Hayward
James A. Hayward
Chief Executive Officer

Date: June 23, 2008